Appvion Reports Fourth Quarter and Full Year 2014 Results

Full year 2014 includes:

- Net sales of $809.8 million up 0.3% compared to 2013

- Net sales for Encapsys® up 18.1%; net sales to external customers up 29.7% and shipments up approximately 11%

- Net sales of thermal papers down 1.4%; shipments up approximately 2%

- Net sales of carbonless papers down 0.6%; shipments up approximately 2%

- Liability for Fox River clean-up capped under new funding agreement

APPLETON, Wis., March 9, 2015 /PRNewswire/ -- Appvion's full year 2014 net sales of $809.8 million increased 0.3% compared to 2013. Encapsys net sales increased $9.5 million while sales to external customers rose 29.7% on a volume increase of approximately 11%. Thermal papers net sales of $415.3 million declined $6.0 million compared to 2013 despite shipment volumes that were approximately 2% higher. Carbonless papers net sales of $349.4 million were 0.6% lower than prior year, while shipment volumes improved approximately 2%.

Appvion reported an operating loss of $40.7 million for 2014 compared to operating income of $132.8 million in 2013. The current year operating loss includes a $66.3 million mark-to-market loss related to the Company's pension and other postretirement benefit plans whereas 2013 included a $63.0 million gain associated with those liabilities. Current year results also include a $24.0 million charge for the Fox River Funding Agreement executed at the end of third quarter as well as higher legal costs. The following schedule presents adjusted operating (loss) income for the twelve months ended January 3, 2015 and December 28, 2013.

	For the Year	For the Year
	Ended	Ended
	January 3, 2015	December 28, 2013
Operating (loss) income	$ (40.7)	$ 132.8

Add:
Mark-to-market accounting	66.3	(63.0)
for retiree benefits expense
Fox River Funding Agreement	24.0	--
Fox River, ITC & other legal fees	2.7	--
Papermaking cessation costs,
Domtar transition	--	2.0
Thermal capacity start-up costs	--	0.4
Adjusted operating income	$ 52.3	$ 72.2

In addition, 2014 results were negatively affected by unfavorable product mix and pricing, especially for thermal receipt paper; poor manufacturing performance, primarily during the first half of the year; and higher selling, general and administrative (SG&A) expenses.

Growth from Encapsys, TLE and carbonless products more than offset by price pressures and operating performance

Mark Richards, Appvion's chairman, president and chief executive officer, said expanded opportunities with Encapsys' largest customer, the launch of Encapsys' EnFinit™ microencapsulated phase change product, and the addition of new customers helped to increase sales to the company's external customers by nearly 30% and shipments 11% compared to 2013. "We successfully executed our strategy to use our technology, expertise and new products to extend the reach of Encapsys to new and existing customers," Richards said. "Encapsys delivered a strong and consistent performance throughout 2014."

Richards said the Company's thermal paper business supported growing demand for tag, label and entertainment (TLE) products with the introduction of 15 new products in 2014. Shipment volumes of TLE products rose approximately 9% compared to 2013. Demand and pricing for the Company's thermal receipt paper was affected throughout the year by foreign competition, causing product prices to decline. Shipments of receipt paper declined approximately 5% compared to 2013.

Increased shipments of the Company's specialty papers, including the introduction of 44 new colored paper grades helped volume in the carbonless segment improve slightly compared to 2013. Profitability for the segment declined due higher manufacturing costs primarily related to performance issues during the first half of the year as well as lower average selling prices.

Richards said unfavorable price and product mix in 2014 produced a $24 million negative impact on the Company's paper business compared to 2013. Manufacturing performance also affected profitability, especially during the first half of the year. In particular, difficulty in completing the transition to base paper supplied by Domtar reduced operating efficiencies and yields. Richards added that the Company reduced operating working capital by over $20 million during 2014 and lowered its cash conversion days by 13 to fewer than 39 days.

During the third quarter the Company resolved various pending disputes between Appvion and its former owners over contractual obligations for costs associated with the Fox River clean-up and future sites. Richards noted that although charges for the funding agreement negatively affected Appvion's full year operating results, the agreement addresses the risks of a significant contingent liability by capping amounts Appvion will pay and ensuring that its former parent companies will pay for the clean-up costs.

Fourth Quarter and Full Year Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Encapsys	$ 16.6	$ 13.8	$ 0.9	$ 6.7
Thermal Papers	97.6	98.3	(24.7)	25.6
Carbonless Papers	87.2	84.6	(31.3)	45.9
Other (Unallocated)	--	--	(0.4)	(1.8)
Intersegment (a)	(4.3)	(4.4)	(0.7)	(0.6)
	$ 197.1	$ 192.3	$ (56.2)	$ 75.8

	Net Sales for the		Operating Income (Loss) for the
	Year Ended		Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Encapsys	$ 61.8	$ 52.3	$ 12.6	$ 16.2
Thermal Papers	415.3	421.3	(8.7)	51.9
Carbonless Papers	349.4	351.4	(9.9)	76.3
Other (Unallocated)	--	--	(32.3)	(9.0)
Intersegment (a)	(16.7)	(17.5)	(2.4)	(2.6)
	$ 809.8	$ 807.5	$ (40.7)	$ 132.8

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Encapsys
Current year net sales of $61.8 million were 18.1% higher than 2013 net sales. Sales to external customers rose 29.7% as shipment volumes improved approximately 11%. Operating income generated during 2014 totaled $12.6 million, compared to 2013 operating income of $16.2 million. Current year results include a $3.6 million mark-to-market loss related to the Company's pension and other postretirement benefit plans whereas 2013 operating income included a $3.2 million mark-to-market gain. Excluding the impact of mark-to-market, 2014 operating income increased $3.2 million compared to prior year due to increased shipment volumes and improved product mix. These improvements were partially offset by higher SG&A spending to support future growth.

Thermal Papers
Current year net sales of $415.3 million declined 1.4% compared to 2013 net sales of $421.3 million. Shipment volumes grew approximately 2% compared to 2013. Continued strong demand for tag, label, and entertainment products resulted in increased shipment volumes of approximately 9%. Current year shipments of receipt paper were approximately 5% lower than in 2013. Current year operating loss was $8.7 million compared to 2013 operating income of $51.9 million. The current year loss includes a $22.7 million mark-to-market loss compared to the $20.9 million mark-to-market gain recorded in 2013. Adjusting for the mark-to-market impact, 2014 operating results decreased $17.0 million, due to lower pricing for thermal receipt papers. The business also incurred increased legal fees to pursue antidumping and countervailing duties claims.

Carbonless Papers
Current year net sales totaled $349.4 million, a decrease of $2.0 million, or 0.6% from the prior year. Shipment volumes increased approximately 2% compared to 2013 shipments, benefiting from increased sales of specialty papers. Operating loss for the current year was $9.9 million compared to 2013 operating income of $76.3 million. The current year loss includes a $39.1 million mark-to-market loss compared to the $38.1 million mark-to-market gain recorded in 2013. Excluding the impact of mark-to-market, 2014 operating results decreased by $9.0 million from the prior year. Current year operating results were negatively impacted by unfavorable manufacturing performance, including lower manufacturing yields, increased material costs and increased expenses for product trials.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Current year expenses totaled $32.3 million compared to $9.0 million last year. Current year results include the $24.0 million charge related to the Fox River Funding Agreement as well as related legal fees.

Balance Sheet
At year-end 2014, the Company held cash balances of $2.7 million compared to cash balances of $1.8 million at year-end 2013. During 2014, the Company contributed $16.1 million to the pension fund and invested $19.7 million in capital projects. Net debt was $589.5 million compared to $595.3 million at year-end 2013. Disregarding the impact of the Fox River funding liability, working capital decreased $30.1 million during 2014.

Outlook
Richards said the Company expects sales and earnings growth from Encapsys to continue as the segment expands its product portfolio, increases sales of new products like EnFinit into new markets, and continues to serve growing demand for its microencapsulated products from current customers. The Company plans to begin a capacity expansion of its Portage microencapsulation plant in the second half of 2015 to accommodate the forecasted growth.

Richards said the Company anticipates continued sales and volume growth for its thermal TLE products while prices for thermal receipt paper in North America will continue to be dampened by competition from international thermal paper producers. He added that the Company will complete the transition to Domtar base stock in April 2015 allowing more R&D staff to focus on product innovation and cost reduction.

Forecasted sales from the Company's expanding portfolio of specialty papers will continue to drive volume growth for the Company's carbonless segment. Richards said the Company will drive earnings improvements for its carbonless papers segment through aggressive cost management and improved manufacturing operations.

Richards stated that the second half 2014 appointments of Kevin Gilligan to lead the paper division, Ethan Haas to direct the carbonless and specialty papers business, and Todd Downey to manage manufacturing operations have provided additional focus, experience and urgency to achieving improved manufacturing performance and have produced a strong start for 2015. Richards said the Company also expects to reduce working capital by $10-$20 million and make capital expenditures of $20-$30 million.

Earnings release conference call
Appvion will host a conference call to discuss its fourth quarter and full year 2014 results on Tuesday, March 10, 2015, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless, security, colored bond, inkjet and digital specialty papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,600 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net (loss) income of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	January 3, 2015	December 28, 2013

Net sales	$ 197.1	$ 192.3
Cost of sales	203.5	102.2

Gross (loss) profit	(6.4)	90.1

Selling, general and administrative expenses	49.8	14.3

Operating (loss) income	(56.2)	75.8

Other expense
Interest, net	13.0	13.4
Foreign exchange loss	0.9	0.1
Other expense	0.2	--
Debt extinguishment expense	--	34.6
(Loss) income before income taxes	(70.3)	27.7
Provision for income taxes	0.2	0.1

Net (loss) income	$ (70.5)	$ 27.6

Other Financial Data:

Depreciation and amortization	$ 7.7	$ 7.2

Table 2

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Year Ended	For the Year Ended
	January 3, 2015	December 28, 2013

Net sales	$ 809.8	$ 807.5
Cost of sales	677.4	567.8

Gross profit	132.4	239.7

Selling, general and administrative expenses	149.1	106.9
Fox River Funding Agreement	24.0	--

Operating (loss) income	(40.7)	132.8

Other expense
Interest, net	49.1	55.5
Foreign exchange loss	2.1	0.1
Other expense	0.6	--
Debt extinguishment expense	--	59.7

(Loss) income before income taxes	(92.5)	17.5
Provision for income taxes	0.3	0.2

Net (loss) income	$ (92.8)	$ 17.3

Other Financial Data:

Depreciation and amortization	$ 30.0	$ 30.1

Table 3

Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions) (unaudited)

	January 3, 2015	December 28, 2013

Cash and cash equivalents	$ 2.7	$ 1.8
Accounts receivable	49.8	75.9
Inventories	94.3	92.3
Other current assets	6.8	65.4
Total current assets	153.6	235.4

Property, plant and equipment, net	236.5	245.2

Other long-term assets	59.2	66.9

Total assets	$ 449.3	$ 547.5

Accounts payable	$ 57.7	$ 61.4
Other current liabilities	66.7	108.8
Total current liabilities	124.4	170.2

Long-term debt	587.4	592.4

Other long-term liabilities	168.4	133.0
Total equity	(430.9)	(348.1)

Total liabilities & equity	$ 449.3	$ 547.5

Table 4

Appvion, Inc.
Adjusted EBITDA
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Year Ended	For the Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Net (loss) income	$ (70.5)	$ 27.6	$ (92.8)	$ 17.3

Add:
Interest expense, net	13.0	13.4	49.1	55.5
Provision for income taxes	0.2	0.1	0.3	0.2
Depreciation	7.1	6.6	27.7	27.8
Amortization	0.6	0.6	2.3	2.3
Debt extinguishment expense	--	34.6	--	59.7
Foreign exchange loss	0.9	0.1	2.1	0.1
Other expense	0.2	--	0.6	--

EBITDA	(48.5)	83.0	(10.7)	162.9

Fox River Funding Agreement	--	--	24.0	--
Mark-to-market accounting for retiree benefits expense	64.8	(61.9)	66.3	(63.0)
Fox River, ITC & other legal fees	0.3	--	2.7	--
Papermaking cessation costs, Domtar transition	--	--	--	2.0
Thermal capacity start-up costs	--	--	--	0.4
ESOP contributions and issuances	1.7	1.9	4.7	5.5

Adjusted EBITDA	$ 18.3	$ 23.0	$ 87.0	$ 107.8

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com